Exhibit 99

For Immediate Release

For investor relations information, contact:

EFJ, Inc.

Sally L. Beerbower, 703-744-7800

e-mail: sally@qorvis.com

EFJ, Inc. Appoints Robert Barnett to Board of Directors

Former Motorola CGISS President & CEO to Serve on Audit & Compensation Committees

Irving, TX – March 12, 2008 – EFJ, Inc. (NASDAQ: EFJI) announced today that Robert L. Barnett has been appointed to its board of directors. Barnett has decades of expertise and management experience in the telecommunications industry, including leading the transition of Motorola’s commercial, government and industrial solutions sector (CGISS) to leading-edge technology production and its substantial business restructuring, including acquisitions, divestures and outsourcing. Barnett will serve the audit and compensation committees on EFJ, Inc.’s board of directors.

“Robert has been involved in every major shift in the telecommunications industry for the past 30 years, including the transition of electromechnical to electronic switching, the migration of analog to digital, copper to fiber optics, and most recently the transition of wire line to wireless service,” said Michael Jalbert, chairman and CEO of EFJ, Inc. “His experience with government and enterprise will prove invaluable as we look to expand our business into new federal agencies, and add more Department of Defense and Department of Homeland Security business.”

Following his tenure as vice chairman at Ameritech, Barnett joined Motorola in 1995 and was president and CEO of the commercial, government and industrial solutions sector. He was promoted to executive vice president of Motorola in 2003 and held that role for two years. Currently, Barnett serves on the board of directors for three companies: the Central Vermont Public Service, where he chairs the compensation committee, USG Corp., where he chairs the audit committee, and Johnson Controls, where he serves on the audit committee.

According to Barnett, “This is an excellent time to join the board of EFJ, in light of the shift of the public safety market toward convergent telecommunications solutions that allow easy and cost-efficient access to mission-critical information. I’m looking forward to helping Mike Jalbert and his team with expanding EFJ’s business and reputation across federal, state and local, and industrial markets.”

About EFJ, Inc.

Headquartered in Irving, Texas, EFJ, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.efji.com.